Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208647 on Form S-8 of our report dated June 22, 2018, relating to the financial statements and financial statement schedules of CP 401(k) Savings Plan appearing in this Annual Report on Form 11-K of CP 401(k) Savings Plan for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 22, 2018